Exhibit 23.2

PEACH

GODDARD

CHARTERED ACCOUNTANTS

October 25, 2002

Anticus International Corporation

Kelowna, B.C., Canada

This letter will acknowledge my agreement to include or refer to the financial statements as of September 30, 2002, which I have audited, in the filing Form SB-2 with the Securities and Exchange Commission.

Yours truly,

/s/ Jim Peach, C.A.

Jim Peach, C.A.

Suite 202 – 1112 Austin Avenue, Coquitlam, B.C. V3K 3P5

Telephone: (604) 931-1207

Facsimile: (604) 931-1208